FOR IMMEDIATE RELEASE

Bridgeline Digital Reports Financial Results
for the Third Quarter of Fiscal 2012

Record iAPPS Licenses Sold in Q3 2012

iAPPS Revenue Increased 35% Year over Year

Recurring Revenue Increased 18% Year over Year

Burlington, Mass., August 14, 2012 - Bridgeline Digital, Inc. (NASDAQ: BLIN), developer of the award-winning iAPPS web engagement platform and related interactive solutions, today announced financial results for its third quarter and nine month period ended June 30, 2012.

Third Quarter Highlights:

•	Revenue in the third quarter of 2012 was $6.4 million, compared to revenue of $6.5 million in the third quarter of 2011.

•	iAPPS related revenue increased 35% to $4.2 million, compared to $3.1 million in the third quarter of 2011.

•	Recurring revenue increased 18% to $1.0 million, compared to $880 thousand in the third quarter of 2011.

•	A record 158 iAPPS licenses were sold during the third quarter, a 250% increase compared to the prior year. As of June 30, 2012 there have been a total of 659 iAPPS licenses sold.

•	Subscription and perpetual license revenue increased 27% to $686 thousand compared to $540 thousand in the third quarter of 2011.

•	Total gross profit margin increased to 56% compared to 51% in the third quarter of 2011.

•	Adjusted EBITDA (Earnings before interest, taxes, depreciation and amortization and stock-based compensation) increased 25% to $429 thousand compared to $342 thousand in the third quarter of 2011.

•	Non-GAAP net income was $8 thousand compared to net income of $37 thousand in the third quarter of 2011.

First Nine Months Highlights:

•	Revenue in the first nine months of 2012 was $19.6 million, compared to revenue of $19.7 million in the first nine months of 2011.

•	iAPPS related revenue increased 40% to $12.0 million, compared to $8.7 million in the first nine months of 2011.

•	Recurring revenue increased 24% to $3.1 million, compared to $2.5 million in the first nine months of 2011.

•	A record 231 iAPPS licenses were sold during the first nine months of 2012.

•	Adjusted EBITDA increased 27% to $1.4 million compared to $1.1 million in the first nine months of 2011.

•	Non-GAAP net income was $202 thousand compared to $137 thousand in the first nine months of 2011.

Recent Developments:

On June 5, 2012 we announced our strategic alliance with UPS Logistics to offer B2B and B2C eCommerce web stores with an end-to-end offering comprised of our iAPPS eCommerce solution and UPS logistics and fulfillment services.

We also completed the acquisition of MarketNet, Inc., an award-winning interactive technology company based in Texas, expanding our North American presence into the South Central U.S. market.

Earlier today we announced iAPPS ds (distributed subscription).  iAPPS ds has been specifically developed for large franchise networks and multiple dealer organizations to improve the website tools they extend to franchisees and local dealers to effectively attract, communicate with and retain local customers while enabling superior oversight of corporate branding and content messaging.  Franchisees and local dealers would be required to pay a monthly subscription fee for the service.

Bridgeline Digital is pleased to announce that it recently signed a multi-year iAPPS ds agreement with a nationally recognized franchise, which plans to have up to 4,000 of its franchises directly license iAPPS ds.  Bridgeline Digital expects to announce more details about this specific customer in fiscal 2013.

Fiscal 2012 Outlook

Bridgeline Digital expects Fiscal 2012 revenue to be approximately $26.5 million. The Company’s revenue strategy will continue to focus on higher gross margin iAPPS driven opportunities, while discontinuing relationships with lower margin, non-iAPPS based customers. This strategy reflects a reduction of approximately $3.5 million of revenue generated in fiscal 2011 from lower margin, non-iAPPS related customer relationships.

In addition, the Company expects to continue to generate positive non-GAAP income and positive Adjusted EBITDA for fiscal 2012.

Conference Call Today at 4:30pm EST

Bridgeline Digital will host a discussion of its third quarter results at approximately 4:30 p.m. ET today. To listen to the conference call, please dial (877) 837-3910 within the U.S. or (973) 796-5077 for international callers.

Non-GAAP Financial Measures

This press release contains the following non-GAAP financial measures: non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted share, Adjusted EBITDA and Adjusted EBITDA per diluted share.

Non-GAAP adjusted net income and non-GAAP adjusted earnings per diluted share are calculated as net income or net income per share on a diluted basis, excluding, where applicable, impairment charges, amortization of intangible assets, stock based compensation and the related tax effects.

Adjusted EBITDA and Adjusted EBITDA per diluted share are defined as earnings before interest, taxes, depreciation and amortization and before stock compensation and impairment charges.  Bridgeline uses Adjusted EBITDA as a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).

Bridgeline’s management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company's financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, Bridgeline management presents non-GAAP financial measures in connection with GAAP results. Bridgeline urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which is included in this press release, and not to rely on any single financial measure to evaluate Bridgeline's business.

Our definitions of non-GAAP adjusted net income and Adjusted EBITDA may differ from and therefore may not be comparable with similarly titled measures used by other companies, thereby limiting their usefulness as comparative measure. Because of the limitations that non-GAAP adjusted net income and Adjusted EBITDA have as an analytical tool, investors should not consider them in isolation, or as a substitute for analysis of our operating results as reported under GAAP.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Reconciliation of GAAP net loss to non-GAAP adjusted net income:
GAAP net loss	$(277)	$(246)	$(906)	$(731)
Amortization of intangible assets	184	184	571	582
Impairment of intangible asset	-	-	281	-
Stock-based compensation	101	99	256	286
Non-GAAP adjusted net income(loss)	$8	$37	$202	$137

Reconciliation of GAAP loss per diluted share to non-GAAP adjusted earnings per diluted share:
GAAP net loss per share	$(0.02)	$(0.02)	$(0.07)	$(0.06)
Amortization of intangible assets	0.01	0.01	0.05	0.05
Impairment of intangible asset	-	-	0.02	-
Stock-based compensation	0.01	0.01	0.02	0.02
Non-GAAP adjusted net income(loss)	$0.00	$0.00	$0.02	$0.01

Reconciliation of GAAP net loss to Adjusted EBITDA:
GAAP net loss	$(277)	$(246)	$(906)	$(731)
Provision for income tax	21	21	90	63
Interest expense (income),net	98	54	234	166
Amortization of intangible assets	184	184	571	582
Impairment of intangible asset	-	-	281	-
Depreciation	262	142	725	454
EBITDA	288	155	995	534
Other amortization	40	88	130	263
Stock-based compensation	101	99	256	286
Adjusted EBITDA	$429	$342	$1,381	$1,083

Reconciliation of GAAP net loss per diluted share to Adjusted EBITDA per diluted shares:
GAAP net loss per share	$(0.02)	$(0.02)	$(0.07)	$(0.06)
Provision for income tax	-	-	0.01	0.01
Interest expense (income),net	0.01	-	0.02	0.01
Amortization of intangible assets	0.01	0.01	0.04	0.05
Impairment of intangible asset	-	-	0.02	-
Depreciation	0.02	0.01	0.06	0.04
Other amortization	-	0.01	0.01	0.02
Stock-based compensation	0.01	0.01	0.02	0.02
Adjusted EBITDA	$0.03	$0.02	$0.11	$0.09

BRIDGELINE DIGITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
Revenue:
Web application development services	$5,055	$5,483	$15,804	$16,408
Managed service hosting	631	509	1,858	1,476
Subscription and perpetual licenses	686	540	1,899	1,790
Total revenue	6,372	6,532	19,561	19,674

Cost of revenue:
Web application development services	2,611	2,978	8,237	8,955
Managed service hosting	98	94	289	355
Subscription and perpetual licenses	117	161	337	521
Total cost of revenue	2,826	3,233	8,863	9,831
Gross profit	3,546	3,299	10,698	9,843

Operating expenses:
Sales and marketing	1,965	1,631	5,526	5,054
General and administrative	923	1,066	2,924	2,985
Research and development	370	448	1,253	1,300
Depreciation and amortization	446	325	1,296	1,006
Impairment of intangible asset	-	-	281	-
Total operating expenses	3,704	3,470	11,280	10,345
Loss from operations	(158)	(171)	(582)	(502)
Interest income (expense), net	(98)	(54)	(234)	(166)
Loss before income taxes	(256)	(225)	(816)	(668)
Provision for income taxes	21	21	90	63
Net loss	$(277)	$(246)	$(906)	$(731)

Net loss per share:
Basic and diluted	$(0.02)	$(0.02)	$(0.07)	$(0.06)
Number of weighted average shares:
Basic and diluted	12,971,259	12,306,207	12,543,019	12,148,287

BRIDGELINE DIGITAL, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)
(Unaudited)

ASSETS
	June 30, 2012	September 30, 2011
Current Assets:
Cash and cash equivalents	$1,942	$2,528
Accounts receivable and unbilled revenues, net	4,794	4,274
Prepaid expenses and other current assets	661	494
Total current assets	7,397	7,296
Equipment and improvements, net	2,936	1,779
Intangible assets, net	1,706	1,527
Goodwill	21,598	20,122
Other assets	806	685
Total assets	$34,443	$31,409

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,160	$1,291
Accrued liabilities	1,030	1,081
Accrued earnouts, current	729	295
Debt, current	1,424	1,750
Capital lease obligations, current	235	216
Deferred revenue	1,411	1,169
Total current liabilities	5,989	5,802
Accrued earnouts, net of current portion	990	772
Debt, net of current portion	3,203	3,017
Capital lease obligations, net of current portion	142	215
Other long term liabilities	1,141	395
Total liabilities	$11,465	$10,201

Commitments and contingencies

Stockholders' equity:
Preferred stock - $0.001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-
Common stock - $0.001 par value; 20,000,000 shares authorized; 15,203,538 and 12,306,207 shares issued and outstanding, respectively	15	12
Additional paid-in-capital	40,819	38,083
Accumulated deficit	(17,676)	(16,770)
Accumulated other comprehensive loss	(180)	(117)
Total stockholders' equity	22,978	21,208
Total liabilities and stockholders' equity	$34,443	$31,409

About Bridgeline Digital, Inc
Bridgeline Digital is developer of the award-winning iAPPS® Web Engagement Platform and related interactive solutions.

The iAPPS platform deeply integrates Web Content Management, eCommerce, eMarketing, and web Analytics capabilities within the heart of mission critical websites or eCommerce web stores.   iAPPS enables customers to enhance and optimize the value of their web properties. Combined with award-winning interactive development capabilities, Bridgeline helps customers cost-effectively accommodate the changing needs of today’s rapidly evolving web properties; allowing them to maximize revenue, improve customer loyalty, enhance employee knowledge, and reduce operational costs.

The iAPPS product suite is delivered through a Cloud-based SaaS business model, whose flexible architecture provides customers with state-of-the-art deployments that provide maintenance and daily technical operation and support; or via a traditional perpetual licensing business model, in which the iAPPS software resides on a dedicated server in either the customer’s facility or Bridgeline’s co-managed hosting facility.

Bridgeline Digital is headquartered near Boston with additional locations in Atlanta, Baltimore, Chicago, Denver, New York, Philadelphia, Tampa, and Bangalore, India. Bridgeline has hundreds of customers ranging from middle market organizations to divisions within Fortune 1,000 companies that include: L’Oreal, Sun Chemical, Parametric Technologies Corp, Blue Cross Blue Shield, Novartis, Shaw Flooring, Endo Pharmaceuticals, Guardian Life, Tosoh, Dover, ViaWest, PODS, AARP, Cadaret Grant & Co., CFO Magazine, and the American Academy of Pediatrics.  To learn more about Bridgeline Digital, please visit www.bridgelinedigital.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions, including, but not limited to, the impact of the weakness in the U.S. and international economies on our business, our inability to manage our future growth effectively or profitably, fluctuations in our revenue and quarterly results, our license renewal rate, the impact of competition and our ability to maintain margins or market share, the limited market for our common stock, the volatility of the market price of our common stock, the performance of our products, our ability to respond to rapidly evolving technology and customer requirements, our ability to protect our proprietary technology, the security of our software, our dependence on our management team and key personnel, our ability to hire and retain future key personnel, our ability to maintain an effective system of internal controls, or risks associated with our contracts with the U.S. federal government, as well as other risks described in our filings with the Securities and Exchange Commission.  Any of such risks could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. We expressly disclaim any obligation to update any forward-looking statement.

Contact:
Bridgeline Digital, Inc.
Kimberly Brown
Director, Investor Relations
781-995-0888
kbrown@blinedigital.com